STATE OF WYOMING
Office of the Secretary of State

I, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Tradewinds Universal

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **28th** day of **December**, **2021** at **1:59 PM.**

Remainder intentionally left blank.

Secretary of State

Filed Date: 12/28/2021

Filed Online By:

Andrew Read

on 12/28/2021